SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                December 1, 2004
                Date of Report (Date of earliest event reported)


                           HIRSCH INTERNATIONAL CORP.
             (Exact name of Registrant as specified in its charter)


        Delaware                  0-23434                            11-2230715
(State or other jurisdiction   (Commission File Number)            (IRS Employer
          of incorporation)                               Identification Number)



                             200 Wireless Boulevard
                            Hauppauge, New York 11788


                                 (631) 436-7100
              (Registrant's telephone number, including area code)


                                Page 1 of 2 Pages

Section 5 CORPORATE  GOVERNANCE AND MANAGEMENT

Item 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS


     Effective December 1, 2004, Henry Arnberg, retired as the Chief Executive Officer of the Company. Mr. Arnberg will remain the Company's Chairman of the Board of Directors and will also from time to time act as a consultant to the Company.

     Also,  effective  December  1,  2004,  Paul  E.  Gallagher,  the  Company's
President and Chief Operating Officer, was appointed by the Board to the position of Chief Executive Officer of the Company. Mr. Gallagher also entered into an employment agreement with the Company dated as of September 11, 2004 (the "Agreement"). The Agreement has a term of two years and provides for the payment of a base annual salary during the first year of the term of Three Hundred Twenty Five Thousand ($325,000) Dollars and during the second year of the term of Three Hundred Fifty Thousand ($350,000) Dollars. In addition, the Company granted Mr. Gallagher an option to purchase an aggregate of One Hundred Fifty Thousand (150,000) Shares of its Class A Common Stock pursuant to the terms of the Company's 1993 Stock Option Plan. The exercise price for the option is $1.12 per share. Mr. Gallagher is also entitled to participate in the Company's employee benefit programs and to receive bonuses under the Company's annual incentive plan for key executive employees (the "Incentive Plan"). The Agreement also provides for severance payments to be paid to Mr. Gallagher should the Agreement be terminated (a) prior to the expiration of its term due to Mr. Gallagher's death or disability; (b) the Company commits a material breach of the Agreement which is not cured within the time frame set forth therein; and (c) prior to or concurrent with the expiration of the term, the Company fails to offer Mr. Gallagher employment with the Company as Chief Executive Officer or Chief Operating Officer on substantially the same terms and conditions set forth in the Agreement. Upon the triggering of the severance payment obligation, the Company shall pay Mr. Gallagher his regular base salary for a period of six months following termination. In addition, the Company is required to pay Mr. Gallagher a pro-rata portion of the amount, if any, he would have been entitled to receive under the Incentive Plan established for senior executive officers.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIRSCH INTERNATIONAL CORP.

By: /s/ Beverly Eichel
----------------------
Beverly Eichel
Vice President - Finance,
Chief Financial Officer and Secretary

Dated:  December 7, 2004